UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	September 28, 2011 (September 22, 2011)

Players Network
__________________________________________
(Exact name of registrant as specified in its charter)

Nevada	000-29363	88-0343702
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1771 E. Flamingo Rd #201-A Las Vegas, NV		89119
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(702) 734-3457

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

Effective September 22, 2011, the Board of Directors (the “Board”) of Players Network (the “Company”) appointed Paul Chachko, as a Director of the Company to fill an existing vacancy and to serve until his successor is duly elected and qualified.  The Board also appointed Mr. Chachko as Chairman of the Board.  Mark Bradley, the former Chairman of the Board will continue to serve as a member of the Board.

Under the Company’s Certificate of Designation designating the rights and privileges of the Company’s Series B Preferred Stock, the holders of the Company’s Series B Preferred Stock have the right to designate or elect one of the Company’s directors (the “Series B Director”).  The holders of a majority of the Company’s outstanding Series B Preferred shares have designated Mr. Chachko as the initial Series B Director.

Mr. Chachko founded V12 Group LLC, a database marketing and technology company in 2002 and serves as its CEO and Chairman of the Board and is also the Founder and member of the board of directors of The Financial Information Group.  Prior to founding V12 Group, Mr. Chachko served as Chief Executive Officer and member of the board of directors of Infinata, a consumer analytical database software company, which was acquired by The Financial Times Group in 2007. He also was the founder and Chief Executive Officer of ConsumerNet Inc., a leading Internet consumer data company, which was acquired by 24/7 Media Inc. in 1999. Mr. Chachko was a 2005 finalist for Ernst & Young Entrepreneur of the Year. Mr. Chachko holds a Bachelor’s Degree from Monmouth University and has spoken at numerous conventions and industry events.

In connection with Mr. Chachko’s appointment to the Board, on September 22, 2011 (the “Grant Date”), the Board awarded Mr. Chachko the following non-qualified stock options (the “Options”) to purchase shares of the Company’s common stock in the amounts and at the exercise prices set forth below, which vest as follows subject to Mr. Chachko’s continued service to the Company:

1.	275,000 shares at the exercise price of price of $0.11 per share (the per share closing price on the day of grant), vesting in six equal monthly installments from the Grant Date;

2.	225,000 shares at the exercise price of $0.14 per share, vesting in 12 equal monthly installments from the Grant Date;

3.	167,000 shares at the exercise price of price of $0.20 per share, vesting in 18 equal monthly installments from the Grant Date;

4.
166,000 shares at the exercise price of price of $0.20 per share, vesting in 12 equal monthly installments from the Grant Date; provided, however, that the exercise of this Option is subject to the Company receiving financing of not less than $1,000,000 within 18 months after the Grant Date; and

5.
166,000 shares at the exercise price of price of $0.25 per share, vesting in 12 equal monthly installments from the Grant Date; provided, however, that this Option is exercisable only if the moving average of the Company's per share price is $0.25 or more for any six-month period after the first six months following the Grant Date.

The Options will each have a term of five years and will be granted pursuant to non-qualified stock option agreements, which are filed with the Securities and Exchange Commission as an exhibit to this report.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Exhibit
10.1	Non-Qualified Stock Option Agreement to purchase 275,000 shares dated September 22, 2011
10.2	Non-Qualified Stock Option Agreement to purchase 225,000 shares dated September 22, 2011
10.3	Non-Qualified Stock Option Agreement to purchase 167,000 shares dated September 22, 2011
10.4	Non-Qualified Stock Option Agreement to purchase 166,000 shares dated September 22, 2011
10.5	Non-Qualified Stock Option Agreement to purchase 166,000 shares dated September 22, 2011

SIGNATURE
Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PLAYERS NETWORK
Date: September 28, 2011	By:	/s/ Mark Bradley
Mark Bradley,
Chief Executive Officer